EXHIBIT 3.1

CERTIFICATE OF AMENDMENT NO. 2
TO
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
NEXSTAR MEDIA GROUP, INC.

June 27, 2022

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Adopted in accordance with the provisions
of §242 of the General Corporation Law
of the State of Delaware

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Pursuant to Section 242 of the General Corporation Law of the State of Delaware (the “DGCL”), the undersigned, being an authorized officer of Nexstar Media Group, Inc., a Delaware corporation (the “Corporation”), does hereby certify the following:

FIRST: The name of the Corporation is: Nexstar Media Group, Inc.

SECOND: The Amended and Restated Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on April 15, 2013 and was amended by the Certificate of Amendment to Amended and Restated Certificate of Incorporation on January 17, 2017 (as so amended, the “Amended and Restated Certificate of Incorporation”).

THIRD: That the Amended and Restated Certificate of Incorporation of the Corporation be, and hereby is, amended by this Certificate of Amendment No. 2 to Amended and Restated Certificate of Incorporation by deleting Article IV in its entirety and substituting in lieu thereof a new Article IV to read as follows:

“ARTICLE IV

SECTION 4.01. Authorized Capital Stock. The total number of shares of capital stock which the Corporation has authority to issue is 100,200,000 shares, consisting of:

(a) 200,000 shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”); and

(b) 100,000,000 shares of Common Stock, par value $0.01 per share (“Common Stock”).

The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of Preferred Stock or Common Stock voting separately as a class shall be required therefor. The Preferred Stock and the Common Stock shall have the rights, preferences and limitations set forth below. Capitalized terms used but not otherwise defined in this Certificate of Incorporation are defined in Article XII.

SECTION 4.02. Preferred Stock. The Board of Directors of the Corporation (the “Board”) is hereby expressly authorized, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other special rights or privileges, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The voting powers, preferences and relative, participating, optional and other special rights and privileges of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

SECTION 4.03. Voting Rights.

(a) Except as otherwise required by law or this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock), all of the voting power of the stockholders of the Corporation shall be vested in the holders of Common Stock. Each holder of Common Stock shall have one vote for each share held by such holder. Notwithstanding any other provision of this Certificate of Incorporation, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Certificate of Incorporation (including any Certificate of Designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(b) Except as otherwise required by law or this Certificate of Incorporation, holders of a series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto pursuant to this Article IV (including any Certificate of Designation relating to such series).

SECTION 4.04. Dividends. Subject to the preferential rights of the Preferred Stock, if any, the holders of Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of the assets of the Corporation which are by law available therefor, dividends payable either in cash, in property or in shares of the Corporation’s capital stock. Dividends consisting of shares of Common Stock may be paid only as follows: (i) shares of Common Stock may be paid only to holders of Common Stock and (ii) shares shall be paid proportionally with respect to each outstanding share of Common Stock.

SECTION 4.05. Dissolution, Liquidation or Winding Up. Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of the Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

SECTION 4.06. [Reserved.]

SECTION 4.07. Preemptive Rights. No holder of Common Stock shall have any preemptive rights with respect to the Common Stock or any other securities of the Corporation, or to any obligations convertible (directly or indirectly) into securities of the Corporation whether now or hereafter authorized.”

FOURTH: An annual meeting of the stockholders of the Corporation was duly called and held on June 13, 2022, upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute were voted in favor of the foregoing amendments.

FIFTH: The foregoing amendment was duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment No. 2 as of the date first set forth above.

NEXSTAR MEDIA GROUP, INC.

By: /s/ Elizabeth Ryder

Name: Elizabeth Ryder
Title Secretary